UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015

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NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

20701 Cooperative Way Dulles, VA	20166-6691 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 467-1800

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 30, 2015, National Rural Utilities Cooperative Finance Corporation (the “Company”) entered into a Purchase Agreement (the “Agreement”) with Caribbean Asset Holdings, LLC, a wholly-owned subsidiary of the Company (“CAH”), ATN VI Holdings, LLC (“Buyer”) and Atlantic Tele-Network, Inc., the parent corporation of the Buyer (“Atlantic”), to sell all of the issued and outstanding membership interests of CAH, which owns the telecommunications and cable television operations held by its operating subsidiaries, to Buyer (the “Transaction”) for a purchase price of $145 million, subject to certain adjustments as described below (the “Purchase Price”).

The Purchase Price is subject to adjustment for certain items specified in the Agreement, including, among others, any cash and debt of CAH as of the closing, CAH’s working capital, changes to the rates in effect for residential and business wireline telephone customers of CAH’s business upon finalization of pending rate review proceedings, and certain employee and pension matters.

The Rural Telephone Finance Cooperative (“RTFC”), an affiliate of the Company, has committed to provide debt financing in the amount of $60 million, providing Buyer with the option to finance a portion of the Purchase Price. Atlantic will provide a guarantee on an unsecured basis of Buyer’s obligations to RTFC pursuant to the financing.

The Company expects to complete the Transaction during the second half of calendar year 2016, subject to the satisfaction or waiver of various closing conditions under the Agreement, including, among other things, the receipt of required communications regulatory approvals in the United States, United States Virgin Islands, British Virgin Islands and St. Maarten, the expiration or termination of applicable waiting periods under applicable competition laws, and the absence of a material adverse effect or material adverse regulatory event. The Transaction is not subject to approval by the stockholders of Atlantic or the members of the Company and is not subject to any financing contingency other than the commitment obtained from RTFC described above.

The Agreement contains representations and warranties, covenants, and indemnification obligations of the parties customary for a transaction of this nature. To provide coverage for any indemnification claims by Buyer and Atlantic, $14.5 million of the Purchase Price will be held in escrow for fifteen months following the closing of the Transaction (subject to pending indemnification claims). The Agreement also provides the parties with certain customary termination rights, including, but not limited to (i) the right to terminate if the closing of the Transaction has not occurred on or prior to the fifteenth month anniversary of the date that the last application for regulatory approval is filed by the parties and (ii) the right to terminate if a governmental authority issues an order, permanent injunction or other judgment prohibiting the transfer of control in connection with the required regulatory approvals. Pursuant to the Agreement, the parties are required to file the applications for regulatory approvals within thirty business days of the date of the Agreement (or such later date as mutually agreed by the parties, such agreement not to be unreasonably withheld, conditioned or delayed).

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement itself, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2015.

Certain comments made in this Form 8-K are forward-looking. Such statements are based on certain assumptions regarding future business and financial performance, describe our future plans, strategies and expectations and are generally identified by our use of words such as “expect,” “intend,” “plan,” “may,” “should,” “will,” and similar expressions. All statements about future expectations or projections are forward-looking statements. Although we believe that the expectations reflected in such statements are based on reasonable assumptions, actual results and performance could materially differ. Information regarding the factors which could cause actual results to materially differ is included in our annual and quarterly reports previously filed with the SEC. Except as required by law, we undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date on which the statement is made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

By:	/s/ J. ANDREW DON
J. Andrew Don
Senior Vice President and Chief Financial Officer

Dated:  October 1, 2015